Exhibit 99.1

Summary of 2012 Non-Employee Director Compensation

The Non-employee Director compensation plan for 2012 (the “Plan”) applies solely to members of the Company’s board of directors who are not employees of the Company (each, a “Non-employee Director”).  Pursuant to the Plan, each Non-employee Director will receive: (i) annual cash compensation of $22,000; and (ii) an annual award of such number of shares of the Company’s common stock that has a Fair Market Value (as defined in the Company’s Amended and Restated 2005 Stock Incentive Plan) of $29,000 on February 21, 2012; provided that such shares are restricted and will vest on November 30, 2012.  Each Non-employee Director serving on the Company’s Audit Committee or Compensation Committee will receive an additional $1,000 per quarter in cash for each such committee on which the director serves.

Approved by the Board of Directors on February 21, 2012